TIDAL TRUST I 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 306 and No. 307, to the Registration Statement on Form N-1A of Tidal Trust I for Sound Equity Dividend Income ETF, Sound Enhanced Fixed Income ETF, Sound Enhanced Equity Income ETF, Sound Fixed Income ETF and Sound Total Return ETF and to the use of our report dated January 29, 2026 on the financial statements and financial highlights of Sound Enhanced Fixed Income ETF and Sound Equity Dividend Income ETF, each a series of Tidal Trust I. Such financial statements and financial highlights appear in the 2025 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 26, 2026